Exhibit 99.1

Schlumberger Announces Second-Quarter 2006 Results

NEW YORK, July 21, 2006 – Schlumberger Limited (NYSE:SLB) today reported second-quarter 2006 operating revenue of $4.69 billion versus $4.24 billion in the first quarter of 2006 and $3.43 billion in the second quarter of last year.

Income from continuing operations, before charges and credits, reached $900 million—an increase of 25% sequentially and 90% year-on-year. Earnings-per-share diluted, before charges and credits, were $0.73, versus $0.59 in the previous quarter and $0.39 in the second quarter of last year.

Income from continuing operations, including charges and credits, was $0.69 per share-diluted versus $0.59 in the previous quarter and $0.39 in the second quarter of 2005. Net income was $857 million or $0.69 per share-diluted, compared to $0.59 in the previous quarter and $0.40 in the second quarter of 2005.

Oilfield Services revenue of $4.13 billion increased 11% sequentially and 36% year-on-year. Pretax business segment operating income of $1.12 billion increased 18% sequentially and 67% year-on-year.

WesternGeco revenue of $562 million increased 6% sequentially and 47% year-on-year. Pretax business segment operating income of $180 million increased 13% sequentially and 211% year-on-year.

Schlumberger Chairman and CEO Andrew Gould commented, “Led by increased demand for Q technology, seismic has now become the fastest growing Schlumberger Technology. WesternGeco revenue increased 47% year-on-year and the segment has the healthiest backlog in its history. This exploration-dominated growth demonstrates that our customers’ concerns are as much a longer-term preoccupation with the renewal of reserves through defining new reservoirs, as they are concerns with short-term production volumes. The accelerating growth rates of our reservoir characterization and well testing technology portfolios serve as confirmation of this trend.

The second-quarter growth patterns proved to be the opposite of the first quarter of 2006. Sequential growth in North America slowed as impressive results in US Land and exceptional performance in the US Gulf Coast were partially offset by a prolonged spring break-up in Canada. Outside North America, sequential growth rates improved dramatically as Russia recovered from the severe winter weather and other regions showed accelerating trends.

Many Schlumberger Technologies saw positive sequential growth rates worldwide with Seismic, Drilling & Measurements, Well Testing, Completion Systems, and Integrated Project Management being particularly strong, driven by a combination of increased activity, project demand, and technology-led pricing power.

During the quarter, we made several small but highly significant acquisitions that will add to our reservoir definition capability. We also completed the final stage of the acquisition of PetroAlliance whose performance over the past year has far exceeded our original expectations.

Sequential growth rates for the remainder of 2006 will continue to be strong, particularly in the Eastern Hemisphere, albeit at slightly lower levels than the blistering pace of the second quarter. In North America some temporary slowing of natural gas drilling activity cannot be excluded though currently there are no clear signs of this.”

Other Events:

•	On April 28, Schlumberger completed the acquisition of the 30% minority interest in WesternGeco held by Baker Hughes for $2.4 billion in cash. Excluding one-time charges of $21 million for in-process R&D and $9.4 million for liquidation of certain investments in connection with the funding of the transaction, the acquisition was approximately one-and-a-half cents accretive for the quarter, and is now expected to remain accretive in the future.

•	On May 16, Schlumberger completed the final stage of the acquisition of PetroAlliance Service Company Limited for $165 million in cash and approximately 4.7 million shares of Schlumberger stock.

•	As part of the new 40 million-share buy-back program announced in the first quarter of 2006, Schlumberger repurchased 3.6 million shares during the quarter for a total amount of $213 million, at an average price of $59 per share.

•	During the quarter, after-tax charges totaling $42.8 million were recorded. These included the $21 million WesternGeco in-process R&D charge; a $9.4 million loss on the liquidation of certain investments to fund the WesternGeco transaction; WesternGeco visa settlement costs of $6.8 million; and other in-process R&D charges amounting to $5.6 million.

Consolidated Statement of Income (Unaudited)

	(Stated in thousands except per share amounts)

	Second Quarter		Six Months
For Periods Ended June 30	2006	2005	2006	2005
Operating revenue	$4,686,775	$3,428,632	$8,925,792	$6,587,743
Interest and other income(1) (3)	63,590	46,220	129,082	234,773
Expenses
Cost of goods sold and services(3)	3,255,264	2,549,054	6,250,058	4,954,186
Research & engineering (3)	170,890	121,635	300,296	242,855
Marketing	14,274	12,196	27,440	22,258
General & administrative	107,376	90,895	204,600	176,317
Interest	61,421	50,437	109,265	96,999

Income from Continuing Operations before taxes and minority interest	1,141,140	650,635	2,163,215	1,329,901
Taxes on income(3)	278,419	162,123	535,070	299,819

Income from Continuing Operations before minority interest	862,721	488,512	1,628,145	1,030,082
Minority interest(3)	(5,821)	(15,311)	(48,734)	(32,444)

Income from Continuing Operations	856,900	473,201	1,579,411	997,638
Income from Discontinued Operations	—	9,000	—	7,972

Net Income	$856,900	$482,201	$1,579,411	$1,005,610

Diluted Earnings Per Share(3)
Income from Continuing Operations	$0.69	$0.39	$1.28	$0.82
Income from Discontinued Operations	—	0.01	—	0.01

Net Income	$0.69	$0.40	$1.28	$0.83

Average shares outstanding	1,184,357	1,177,482	1,182,351	1,178,074
Average shares outstanding assuming dilution	1,246,077	1,225,964	1,243,386	1,226,748

Depreciation & amortization included in expenses(2)	$375,042	$326,516	$729,645	$654,981

1)	Includes interest income of:

a.	Second quarter 2006 - $29 million (2005 - $23 million)
b.	Six months 2006 - $65 million (2005 - $43 million)

2)	Including Multiclient seismic data costs.
3)	Charges and credits:

			(Stated in millions except per share amounts)
	Pretax	Tax	Minority Interest	Net	Diluted EPS effect (*)	Income Statement Classification
The second quarter of 2006 includes:
WesternGeco in-process R&D charge	$(21.0)	$—	$—	$(21.0)	$(0.02)	Research & engineering
Loss on sale of investments to fund the WesternGeco transaction	(9.4)	—	—	(9.4)	(0.01)	Interest and other income
WesternGeco visa settlement	(9.7)	(0.3)	3.2	(6.8)	(0.01)	Cost of goods sold and services
Other in-process R&D charges	(5.6)	—	—	(5.6)	—	Research & engineering

	$(45.7)	$(0.3)	$3.2	$(42.8)	$(0.03)

The first quarter of 2005 includes:
Gain on sale of Montrouge facility	$145.7	$—	$—	$145.7	$0.12	Interest and other income
Real estate related charges	(12.1)	0.8	—	(11.3)	(0.01)	Cost of goods sold and services

	$133.6	$0.8	$—	$134.4	$0.11

(*)	May not add due to rounding

There were no charges or credits in the first quarter of 2006 or the second quarter of 2005.

Condensed Balance Sheet (Unaudited)

	(Stated in thousands)

Assets	Jun. 30, 2006	Dec. 31, 2005
Current Assets
Cash and short-term investments	$2,108,283	$3,495,681
Other current assets	5,758,601	5,058,232

	7,866,884	8,553,913
Fixed income investments, held to maturity	73,500	359,750
Fixed assets	4,767,445	4,200,638
Multiclient seismic data	243,129	222,106
Goodwill	4,736,182	2,922,465
Other assets	2,537,227	1,818,620

	$20,224,367	$18,077,492

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$3,555,789	$3,564,854
Estimated liability for taxes on income	1,180,949	1,028,571
Bank loans and current portion of long-term debt	1,212,998	796,578
Dividend payable	149,226	124,733

	6,098,962	5,514,736
Long-term debt	4,137,124	3,591,338
Postretirement benefits	725,575	707,040
Other liabilities	168,604	167,611

	11,130,265	9,980,725
Minority interest	—	505,182
Stockholders’ Equity	9,094,102	7,591,585

	$20,224,367	$18,077,492

Net Debt (Unaudited)

Net debt represents gross debt less cash, short-term investments, and fixed-income investments, held to maturity. Management believes that “net debt” provides useful information regarding the level of Schlumberger indebtedness. Details of the net debt follow:

(Stated in millions)

Six Months	2006
Net Debt, January 1, 2006	$(532)
Income from continuing operations	1,579
Depreciation and amortization	730
Charges & credits, net of minority interest and tax	43
Excess of equity income over dividends received	(76)
US pension contribution	(200)
Increase in working capital requirements	(443)
Capital expenditures(1)	(1,088)
Dividends paid	(271)
Proceeds from employee stock plans	305
Stock repurchase program	(467)
Acquisition of minority interest in WesternGeco	(2,406)
Other business acquisitions and related payments	(305)
Distribution to joint venture partner	(60)
Other	62
Translation effect on net debt	(39)

Net Debt, June 30, 2006	$(3,168)

	(Stated in millions)

Components of Net Debt	Jun. 30, 2006	Dec. 31, 2005
Cash and short-term investments	$2,108	$3,496
Fixed income investments, held to maturity	74	360
Bank loans and current portion of long-term debt	(1,213)	(797)
Long-term debt	(4,137)	(3,591)

	$(3,168)	$(532)

1.	Including Multiclient seismic data expenditure.

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP), this Second-Quarter Earnings Press Release also includes non-GAAP financial measures (as defined under SEC Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

	(Stated in millions except per share amounts)
	Second Quarter 2006
	Pretax	Tax	Min Int	Net	Diluted EPS
Income from Continuing Operations per Consolidated Statement of Income	$1,141.1	$278.4	$(5.8)	$856.9	$0.69

Add back Charges & Credits:
- WesternGeco in-process R&D charge	21.0	—	—	21.0	0.02
- Loss on sale of investments to fund the WesternGeco transaction	9.4	—	—	9.4	0.01
- WesternGeco visa settlement	9.7	(0.3)	(3.2)	6.8	0.01
- Other in-process R&D charges	5.6	—	—	5.6	—

Income from Continuing Operations before charges & credits	$1,186.8	$278.1	$(9.0)	$899.7	$0.73

Continuing operations	GAAP	Before charges & credits
Effective tax rate	24.4%	23.4%

Business Review (Unaudited)

(Stated in millions)

	Second Quarter			Six Months
	2006	2005	% chg	2006	2005	% chg
Oilfield Services
Operating Revenue	$4,127	$3,044	36%	$7,838	$5,823	35%
Pretax Operating Income	$1,124	$674	67%	$2,072	$1,232	68%

WesternGeco
Operating Revenue	$562	$383	47%	$1,092	$761	43%
Pretax Operating Income	$180	$58	211%	$338	$121	179%

Pretax operating income represents the segments’ income before taxes and minority interest. The pretax operating income excludes corporate expenses, interest income, interest expense, amortization of certain intangible assets, interest on post-retirement benefits, stock-based compensation costs, and the charges and credits described on page 4, as these items are not allocated to the segments.

Oilfield Services

Second-quarter revenue of $4.13 billion was 11% higher sequentially and 36% higher year-on-year.

Sequential revenue increases were highest in the US Land, US Gulf Coast, Mexico, North Sea, West Africa, Arabian, Gulf, and Russian GeoMarkets. All Technologies contributed to the strong growth with Drilling & Measurements, Well Testing, Integrated Project Management (IPM), and Completion Systems recording double-digit increases.

Pretax operating income of $1.12 billion increased 18% sequentially and 67% year-on-year. These results were driven by higher activity, increased pricing, stronger demand for higher-margin technologies, and operating efficiency improvements. The combination of these factors resulted in sequential growth of 160 basis points (bps) in pretax operating margins to reach 27.2%.

During the quarter, Schlumberger acquired TerraTek, Inc., a global leader in geomechanics measurements and analysis. TerraTek will become the Schlumberger Geomechanics Laboratory Center of Excellence—providing rock mechanics evaluations, unconventional gas reservoir analysis, large-scale drilling and completions performance testing, and log-to-core integration. This acquisition provides unparalleled expertise in technologies to reduce reservoir risk and uncertainty by delivering superior reservoir characterization.

North America

Revenue of $1.27 billion increased 3% sequentially and 40% year-on-year. Pretax operating income of $376 million was flat sequentially but increased 61% year-on-year.

Revenue growth in the Area was driven primarily by strong demand for Wireline, Drilling & Measurements, and Well Testing technologies, coupled with an increase in Completions technology product sales in the US Gulf Coast, and higher activity and continuing price increases in the US Land GeoMarket. Revenue growth in the Area was partially offset by Canada where the longer-than-expected spring break-up and continual heavy rains during the quarter caused the active rig count to fall 61% sequentially.

Sequential pretax operating income was driven by the favorable activity mix, price increases, and accelerated adoption of new technology in the US Gulf Coast and US Land GeoMarkets. This was offset by Canada with the absence of high-margin winter projects, lower Arctic revenues, and the impact of the prolonged spring break-up in the West.

In the US Gulf Coast, Schlumberger successfully completed multiple completion and well testing operations on Chevron’s Jack prospect well test. PowerFlow* tubing-conveyed perforating, IRIS* downhole testing, SenTREE* high-performance subsea well control test tree, Vx* multi-phase flow metering, and PVT Express* fluid sampling and analysis services were deployed, enabling ultra high-pressure completion and well testing. The Jack well was completed and tested in 7,000 ft of water at more than 20,000 ft beneath the sea floor, breaking the 2004 Tahiti discovery well record as the deepest well test in the Gulf of Mexico.

Also in the US Gulf Coast, a new world record for subsea completions was established on Kerr-McGee’s Merganser #1 well. The SenTREE 7* well control and Commander* telemetry control and monitoring systems were deployed in 7,919 ft of water, the greatest depth in which a subsea completion has been installed from a dynamically positioned rig with a subsea completion tree. This operation surpasses the previous record of 7,209 ft set by Schlumberger on the Canyon Express project for Total and Marathon.

The REDA Hotline* electrical submersible pump (ESP) artificial lift system operating on the Firebag P2P1 well for Suncor Energy Inc. in Canada passed an operating milestone during the quarter. The system has now been working successfully for more than one year in a heavy oil reservoir under steam injection where temperatures regularly exceed 250 degrees Celsius.

Latin America

Revenue of $666 million increased 12% sequentially and 20% year-on-year. Pretax operating income of $128 million increased 33% sequentially and 53% year-on-year.

Sequential revenue growth in the Area was attributable primarily to the rising rig count and increased demand for PowerDrive* and Scope* Drilling & Measurements technologies. Increased activity on integrated projects in Mexico, stronger Artificial Lift technology product sales in the Peru/Colombia/Ecuador GeoMarket, and rising demand for Completions technology equipment in the Venezuela/Trinidad & Tobago GeoMarket also contributed to the growth.

The strong sequential gain in pretax operating margins of 300 bps was mainly driven by higher Drilling & Measurements and Well Services activity across the Area, combined with stronger pricing gains on product sales in the Latin America South GeoMarket and improved performance-related incentives on the Casabe integrated production management project in Colombia.

Discussions regarding the settlement of certain outstanding receivables for the PRISA contract in Venezuela were ongoing at the end of the quarter.

In Mexico, Pemex used the Sonic Scanner* acoustic scanning tool in combination with the MDT* Modular Formation Dynamics Tester fluid-sampling tool to accurately evaluate porosity type, fluid type, pressure, well design, and potential production. The customer’s deployment of this new measurement technique greatly reduced the uncertainty in the reservoir model and helped to successfully identify additional reserves in the asset.

In Peru, Repsol used a combination of artificial-lift and drill-stem testing technologies, together with the PowerJet Omega* deep-penetrating perforating charges, the PVT Express* well fluid analysis system, and EverGreen* burner technology, to successfully test their Delfin-1 exploration well. This integration of technology enabled Repsol to limit the rig time required for well testing and to obtain fast, accurate results on site.

Europe/CIS/Africa

Revenue of $1.18 billion increased 18% sequentially and 43% year-on-year. Pretax operating income of $294 million increased 40% sequentially and 91% year-on-year.

Sequential revenue growth in the Area was mainly driven by higher activity across Russia following the end of the extreme winter weather conditions experienced in the previous quarter, and increased demand for IPM, Well Services, and Drilling & Measurements services. The North Sea GeoMarket achieved double-digit growth due primarily to higher exploration activity in Norway, accelerating demand for PURE* and Quicksilver Probe* Wireline technologies, and higher demand for Well Testing services. Double-digit growth was also recorded in the Continental Europe and Nigeria GeoMarkets due to increased activity, and in North Africa due to strong demand for Well Testing services.

Robust sequential gains in pretax operating margins of 390 bps resulted from strengthening pricing, higher efficiency, increased demand for Wireline and Drilling & Measurements new technologies, and the favorable activity mix in the developing exploration market.

During the quarter, Shell extended their pan-European contracts for Drilling & Measurements and Wireline logging services for a further two years at attractive commercial rates. The exceptional safety record, good service quality, and high level of support provided during the past three years led to these contract extensions.

The first espWatcher* system for Petrom was installed on their Gloria Platform offshore Romania. This data acquisition system for monitoring and surveillance of electrical submersible pumps has already led to significant production increases at levels above the client’s expectations. Other benefits realized by the customer include improvements in the economics of their artificial lift methods and a better understanding of the field.

Statoil and Schlumberger Information Solutions (SIS) announced the start of a three-year technology collaboration agreement to develop new production-optimization technologies to extend the life of oil and gas fields. In addition to new technology development, the agreement calls for standardizing and automating workflow processes with the goal of increasing oil recovery and accelerating production by identifying best practices and information management processes for the complete producing asset, including the processing facilities.

Middle East & Asia

Revenue of $975 million increased 13% sequentially and 33% year-on-year. Pretax operating income of $322 million increased 19% sequentially and 56% year-on-year.

The strong sequential revenue growth resulted from new exploration activity and higher rig count levels, coupled with improved pricing across the Middle East; sustained demand for new technology and higher coiled-tubing drilling activity in the U.A.E; increased activity in Australia and Vietnam; and higher activity and improved pricing in China.

Area pretax operating margins grew 170 bps sequentially—due primarily to stronger activity in higher margin Drilling & Measurements and Well Testing technologies, coupled with pricing gains in the Arabian GeoMarket and performance-related incentives on the Bokor integrated production management project. Pretax operating margins reached a new record level of 33% during the quarter.

Demonstrating Schlumberger leadership in the field of rotary steerable technology, PowerDrive Xbow*, the new 3 1/4” fully rotational system, was deployed on a sidetrack for Saudi Aramco. Running for 140 circulating hours, the system drilled a record-breaking 3 7/8” hole to a total length of 1,765 ft, while achieving the client’s directional objectives. The operation marked the smallest hole successfully drilled with a rotary steerable system. PowerDrive Xbow is designed for through-tubing rotary drilling and coil-tubing drilling applications.

Elsewhere in Saudi Arabia, the South Rub Al-Khali Company Limited (SRAK), a Shell/Total/Saudi Aramco gas Joint Venture, awarded Schlumberger an integrated well construction services contract to provide Drilling & Measurements, Well Services technologies, and IPM services in the Rub Al-Khali basin. The work scope comprises three remote gas exploration wells with an option for four additional wells.

In Australia, Woodside awarded Schlumberger a multi-well, multilateral Drilling & Measurements contract for the deepwater Vincent project off the Northwestern Shelf. In the first phase of the contract seven 9 5/8” RapidX* multilateral systems will be installed. Phase two will consist of an additional 7 to 14 systems. Phase three is undergoing feasibility reviews.

PetroChina awarded Schlumberger a Drilling & Measurements Master Services Contract. Advanced Schlumberger well placement and performance drilling technologies will be deployed in wells across the Tarim, Jidong, Liaohe, Xinjiang, Sichuan, and other oilfields.

In India, Reliance Industries used the Rt Scanner* triaxial induction tool to markedly improve the accuracy of the hydrocarbon estimation in low-resistivity pay zones in the Krishna Godavari basin. Demonstrating its leading edge over conventional technology for the estimation of net pay, Rt Scanner also confirmed the presence of thin reservoir beds that were later seen on core images, and calculated dip and azimuth that correlated well with image logs.

Highlights

•	Schlumberger acquired rights to Quorum Volume Management (QVM) software, a comprehensive field operations data-management application from Quorum Business Solutions. Used in combination with SIS products and services, QVM technology supports the vision of the digital oilfield by expanding the Schlumberger portfolio to include production operations, engineering, management, and accounting.

•	Russia Petroleum, 62.89%-owned by TNK-BP, awarded Schlumberger contracts for directional drilling, LWD, cementing and wireline operations on the Kovykta field project in East Siberia. This giant gas field, with estimated reserves of 1.9 trillion cubic meters, necessitates the drilling of high-deviation wells with total vertical depths of 3,500 m.

•	In Libya, the first StethoScope* operation for Eni was successfully run in an offshore extended-reach well with inclinations varying from 50 to 70 degrees. Quality formation-pressure data were difficult to obtain at these inclinations in previous wells using conventional technology. Deployment of StethoScope reduced the time of operation by two rig days.

•	In Mexico, Pemex awarded Schlumberger a two-year, multi-million dollar contract to perform surface testing services on their offshore fields in the Sonda de Campeche.

•	In Trinidad & Tobago, BHP Billiton awarded Schlumberger a multi-million dollar contract to provide directional drilling, MWD, and LWD services for their ongoing exploration and development projects. Work will begin with the King Bird 1 exploration well, followed by work on development wells in the Greater Angostura field.

•	The Quicksilver Probe wireline sampling technology, a method to deliver contamination-free samples during sampling of formation fluids in a fraction of the time it takes with conventional sampling techniques, was recognized during the quarter with two prestigious industry awards—a Hart’s Meritorious Engineering award and a 2006 Offshore Technology Conference Spotlight on New Technology award.

WesternGeco

Second-quarter revenue of $562 million was 6% higher sequentially and 47% higher compared to the same period last year. Pretax operating income of $180 million improved 13% sequentially and 211% year-on-year.

Sequentially, Marine revenue increased to record levels with the vessel fleet utilization at 89%. Q* vessel utilization remained substantially flat at 91%. WesternGeco commissioned its sixth Q-Marine* vessel during the quarter with the upgrade of the Western Monarch to address increased industry demand for Q-Marine technology. The vessel has a backlog of contracts through May 2007. Land acquisition revenue increased with new crews added in the North Africa and the Middle East regions, coupled with improved efficiencies in operations in the South America region. Data Processing revenue increased with higher activity in both Asia and India linked to the recently opened Mumbai data processing and reservoir services center. Seasonal declines in Multiclient revenue, although less than expected due to a late surge in sales in the US, partially offset sequential gains in Marine, Land, and Data Processing.

Pretax operating margins improved sequentially by 200 bps to reach 32%. This was primarily driven by Marine due to higher utilization and improved pricing, coupled with Land activity increases in the South America, North Africa, and the Middle East regions, together with high-margin Q-data processing. These improvements were partially offset by the seasonal decline in Multiclient.

During the quarter, Schlumberger acquired Copenhagen-based Ødegaard A/S, the leader of advanced surface seismic data inversion software. The company, which will become part of WesternGeco, specializes in applications of seismic data to determine rock parameters critical to better reservoir characterization and improved oil and gas recovery. The integration of surface seismic data with key Schlumberger petrophysical and electromagnetic measurement technologies will lead to reduced reservoir uncertainty, particularly in the smaller and more complex reservoir targets of the future.

Revenue backlog is at an all-time high of $1.2 billion, an increase of 35% over the previous quarter reflecting strong and sustained Marine, Land, Multiclient, and Data Processing market positions.

Highlights

•	Santos Ltd. contracted WesternGeco to conduct a high-resolution Q-Marine survey over its Mutineer-Exeter field in the Carnarvon basin, off Australia’s Northwest Shelf. The Mutineer-Exeter field is a core area of exploration for Santos Ltd.

•	WesternGeco acquired the first rich-azimuth towed-streamer seismic project over the Shenzi field in the Gulf of Mexico. BHP Billiton jointly operates the field with partners Hess Corporation and BP. The rich-azimuth design, through the unique capabilities of Q-Marine, takes advantage of the varying angles and offsets of the receivers and sources to better illuminate beneath the complex salt canopy surface.

•	Turkiye Petrolleri A.O. (TPAO), the Turkish state oil company, contracted WesternGeco to conduct two 3D Q-Marine seismic surveys over deep-water blocks 3922-Sinop and 3920-Kozlu in the Turkish sector of the Black Sea. The imaging results and datasets from these surveys are integral to the customer’s plans to identify significant hydrocarbon reserves in the geological plays of the Turkish Black Sea.

•	Abu Dhabi Company for Onshore Oil Operations awarded WesternGeco a contract to acquire a 3D land seismic survey covering approximately 1,500 sq km in Abu Dhabi, U.A.E. The survey acquisition started in March 2006 and will take approximately 18 months to complete.

•	WesternGeco announced plans to acquire the first Multiclient wide-azimuth, towed-streamer seismic survey in the Gulf of Mexico, a major portion of which will be underwritten by Shell Exploration. The project covers a minimum of 200 Outer Continental Shelf blocks in the central Gulf of Mexico, about 125 miles off the coast of Louisiana in water depths of 4,400 ft.

About Schlumberger

Schlumberger is the world’s leading oilfield services company supplying technology, information solutions, and integrated project management that optimize reservoir performance for customers working in the oil and gas industry. The company employs more than 66,000 people of over 140 nationalities working in more than 80 countries. Schlumberger supplies a wide range of products and services from seismic acquisition and processing; formation evaluation; well testing and directional drilling to well cementing and stimulation; artificial lift and well completions; and consulting, software, and information management. In 2005, Schlumberger operating revenue was $14.31 billion. For more information, visit www.SLB.com.

# # #

*	Mark of Schlumberger

Notes:

Schlumberger will hold a conference call to discuss the above announcement on Friday, July 21, 2006, at 9:00am New York City time (2:00pm London time/3:00pm Paris time). To access the call, which is open to the public, please contact the conference call operator at +1-800-230-1074 (toll free) for North America, or +1-612-234-9960 outside of North America, approximately 10 minutes prior to the scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” A replay will be available through August 4, 2006, by dialing +1-800-475-6701 in North America, or +1-320-365-3844 outside of North America, and providing the access code 831645.

The conference call will be webcast simultaneously at www.SLB.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available through August 4, 2006 at the above web site.

Supplemental information in the form of a question and answer document on this press release and financial schedules are available at www.SLB.com/ir.

For more information, please contact:

Jean-Francois Poupeau, Vice President of Communications and Investor Relations

or

Debashis Gupta, Investor Relations Manager

+1-212-350-9432

investor-relations@slb.com